EXHIBIT 10.125

BROKERED DEPOSIT PURCHASE AND ASSUMPTION AGREEMENT

dated as of

July 15, 2004

Among

EVERBANK

As Purchaser

PAN AMERICAN BANK FSB

As Seller

And

UNITED PANAM FINANCIAL CORP.

As Seller Parent

BROKERED DEPOSIT PURCHASE AND ASSUMPTION AGREEMENT

This Brokered Deposit Purchase and Assumption Agreement (this “Agreement”) is made and entered into as of the 15th day of July, 2004, by and among EverBank, a federal savings bank organized under the laws of the United States of America and with its principal place of business at 8100 Nations Way, Jacksonville, Florida 32256 (the “Purchaser”), Pan American Bank, FSB, a federal savings bank organized under the laws of the United States and with its principal place of business at 1801 El Camino Real, Burlingame, California 91910 (the “Seller”), and United PanAm Financial Corp., a corporation organized under the laws of the state of California and with its principal place of business at 3990 Westerly Place, Suite 200, Newport Beach, California 92660 (the “Seller Parent”). Each of Purchaser, Seller and Seller Parent are a “Party” hereto and collectively comprise the “Parties.”

RECITALS

WHEREAS, Seller is the issuer of certain brokered certificates of deposit identified in Exhibit A and desires to have Purchaser accept an assignment of such certificates of deposit;

WHEREAS, Purchaser desires to accept an assignment of such certificates of deposit under the terms set forth herein;

WHEREAS, Seller is in the process of surrendering its federal savings bank charter and liquidating its assets; and

WHEREAS, in light of Seller’s anticipated liquidation, the Parties desire that Seller Parent be a Party to this Agreement for the purpose of performing and satisfying certain of Seller’s obligations hereunder.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows.

ARTICLE I

DEFINITIONS

1.1. Definitions. As used in this Agreement, the following capitalized terms shall have the meanings set forth below:

“Accrued Interest” shall mean, as of any date, interest that is accrued on a CD to such date and not yet posted to such CD or paid to the Depositor.

“Accrued Interest Due” shall mean interest that is due and payable on and before the Closing Date.

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such Person.

“Assets” of a Person shall mean all of the Assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person’s business, directly or indirectly, in whole or in part, including, without limitation, new material, work in process, spare parts, and other inventory, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

“Books and Records” shall mean the CDs and all CD-specific documentation (e.g., correspondence, notices and statements) and records maintained in the Ordinary Course of Business by Seller and the Deposit Brokers, whether in documentary or electronic form.

“Business Day” shall mean each day other than Saturday, Sunday or a day on which banking institutions in the states of California or Florida are authorized or obligated by law or regulation to close.

“CDs” shall mean the: (a) brokered certificates of deposit that mature on or after the Closing Date and referenced in Exhibit A hereto, as amended on the Closing Date to reflect those CDs for which the Depositors thereof have elected their right to exercise an early withdrawal; and (b) Master Certificates.

“Closing” shall have the meaning specified in Section 3.1.

“Closing Date” shall have the meaning specified in Section 3.1.

“Consent” means any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any contract, Law, Order or Permit, and, to the extent transferable, the licenses, permits, certificates of authority, development rights, zoning variances, authorizations, approvals and registrations granted or issued by a Regulatory Authority.

“Consideration” shall mean the sum of: (a) the Sale Value; plus (b) all Accrued Interest up to the Cut-Off Time (excluding Accrued Interest Due), using the methodology set forth in Exhibit B.

“Cut-Off Time” shall mean 11:59 p.m. eastern time on the day immediately preceding the Closing Date.

“Damages” shall mean any direct or indirect demand, claim, payment, obligation, action or cause of action, assessment, loss, Liability, cost, damage, deficiency or expense, including, but not limited to, penalties, interest on any amount payable to a third party as a result of the foregoing, and any legal or other expense reasonably incurred in connection with investigating, defending, or responding to same, including, but not limited to, reasonable attorneys’ fees and accountants’ fees.

“Data Files” shall have the meaning specified in Section 7.1(j).

“Default” shall mean: (a) any breach or violation of or default under any contract, Law, Order, or Permit; (b) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any contract, Law, Order, or Permit; or (c) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase, or impose any Liability under, any contract, Law, Order or Permit.

“Deposit Brokers” shall mean the deposit brokers who brokered the CDs to Seller and are identified in Exhibit C.

“Depositors” shall mean the Persons entitled to payment of the deposit liabilities assumed by Purchaser under this Agreement, including the Deposit Broker for such CDs.

“Disclosing Party” shall have the meaning specified in Section 6.1(c).

“DTC” shall mean the Depository Trust Company and any successor thereto.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Indemnified Party” shall have the meaning specified in Section 8.4(a).

“Indemnifying Party” shall have the meaning specified in Section 8.4(a).

“Knowledge” with respect to a: (a) Person who is an individual, shall mean: (i) such individual’s actual Knowledge of a fact or other matter; or (ii) Knowledge of a fact or matter that a reasonable and prudent individual would be expected to discover or otherwise become aware of in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter; and (b) Person who is not an individual, shall mean: (i) actual Knowledge of a fact or other matter by any individual who is serving as a director, chairman, president, chief financial officer, any senior executive, or other vice president, chief accounting officer, comptroller, general counsel, any assistant or deputy general counsel, director of any business unit or division, partner, executor, or trustee of such Person (or in any similar capacity); or (ii) Knowledge of a fact or matter that a reasonable and prudent individual acting in such capacity would be expected to discover or otherwise become aware of in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

“Law” shall mean any code, Law, including common Law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

“Liability” shall mean any direct or indirect, primary or secondary, damages, liability, indebtedness, obligation, responsibility penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the Ordinary Course of Business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, choate or inchoate, matured or unmatured, secured or unsecured, or otherwise.

“Lien” shall mean any conditional sale agreement, default of title, easement,

encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than: (a) liens for current property Taxes not yet due and payable; or (b) liens that are not Material and do not Materially impair the use of or title to the Assets subject to such lien.

“Master Certificates” shall mean the master certificates of deposit that are issued in connection with the CDs.

“Material,” or “Materially” as to any reference herein to any event, change or effect as being “Material,” means an event, change or effect that is Material in relation to the financial condition, properties, business, operations, prospects, Assets or results of operations of a Party; provided, however, that any specific monetary amount stated in this Agreement shall determine materiality in such instance.

“Material Adverse Effect” on a Party, means an event, change or occurrence that, individually or together with any other event, change or occurrence, has a Material adverse impact on: (a) the financial condition, properties, business, Assets or results of operations of such Party and its subsidiaries, taken as a whole; or (b) the ability of such Party and its subsidiaries taken as a whole to perform its obligations under this Agreement or to consummate the Transactions; provided that “Material Adverse Effect” shall be deemed to exclude the impact of: (i) changes in GAAP; (ii) actions and omissions of a Party (or any of its subsidiaries) taken with the prior informed written Consent of the other Party in contemplation of the Transactions; (iii) the direct effects of compliance with this Agreement on the operating performance of the Parties; (iv) general economic or market conditions of the banking industry in general; (v) any general suspension of trading in, or limitation on prices for, securities on any United States securities exchange or in the NASDAQ National Market for a period in excess of five (5) hours; (vi) any decline in any of the Dow Jones Industrial Average or the NASDAQ National Market in excess of forty percent (40%) measured from the close of business on the trading day immediately preceding the date of the Agreement; (vii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; (viii) any Material limitation, whether or not mandatory, by any Regulatory Authority on the extension of credit by banks or other financial institutions; or (ix) a commencement or escalation of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States.

“Notification Date” shall have the meaning specified in Section 9.3(a).

“Order” shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency or Regulatory Authority.

“Ordinary Course of Business” with respect to an action taken by a Person, means an action that is: (a) consistent with the past practices of such Person and taken in the ordinary course of the normal, day-to-day operations of such Person; (b) not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and not required to be specifically authorized by the parent company, if any, of such Person; and (c) similar in nature and relative magnitude to actions customarily taken, without any authorization by the board of directors of such Person (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

“OTS” shall mean the Office of Thrift Supervision and any successor thereto.

“Par” shall mean with respect to any CD the principal face amount of such CD.

“Party” and “Parties” shall have the meaning set forth in the Preamble hereto.

“Permit” shall mean any federal, state, local or foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

“Person” shall mean a natural Person or any legal, commercial or governmental entity, including, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, bank, savings association, group acting in concert or any Person acting in a representative capacity.

“Pricing Date” shall mean the date that is fifteen (15) calendar days after the execution date hereof.

“Purchaser” shall have the meaning specified in the Preamble hereto.

“Receiving Party” shall have the meaning specified in Section 6.1(c).

“Regulatory Authority” means, collectively, the SEC, National Association of Securities Dealers, NASDAQ, New York Stock Exchange, United States Internal Revenue Service, United States Department of the Treasury, Federal Trade Commission, United States Department of Justice, OTS, FDIC, Board of Governors of the Federal Reserve System, and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective subsidiaries.

“Sale Value” shall mean a component of the Consideration paid by Seller to Purchaser that is calculated using the methodology and formula set forth in Exhibit B.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“Securitization” shall mean Seller’s securitization of automobile financing receivables, the proceeds of which will be used in whole or in part to finance the Transactions.

“Seller” shall have the meaning specified in Preamble hereto.

“Swap Curve” shall mean, with respect to any date, the Bloomberg Forward Curve Analysis (US Dollar) Page FWCV Yield Column as of such date.

“Tax” (and, with correlative meaning, “Taxes”) shall mean any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority.

“Transactions” shall mean the Transactions, including, but not limited to: (a) Seller’s sale and assignment of the CDs to the Seller; (b) the Purchaser’s assumption of the CDs and liabilities relating thereto; (c) the Parties’ submission of applications, and related filings to the OTS and the receipt of approvals in connection therewith; and (d) the execution, delivery, and performance of the Parties’ respective obligations under this Agreement.

“Transfer” shall have the meaning specified in Section 4.4(b).

ARTICLE II

ASSIGNMENT AND ASSUMPTION OF CERTAIN DEPOSIT LIABILITIES

2.1. Assignment And Assumption Of Deposit Liabilities.

(a) Purchaser’s Assumption Obligations. Upon the terms and subject to the conditions set forth herein, Purchaser shall assume, perform and discharge: (i) Seller’s obligations to pay the CD liabilities set forth in Exhibit A; and (ii) the other obligations of continued performance imposed upon Seller under the terms of the CDs disclosed to Purchaser, as referenced in Section 4.7 and that accrue after the Cut-Off Time.

(b) Seller’s Conveyance Obligations. Seller shall sell, convey, assign and transfer to Purchaser all of Seller’s rights, titles and interests in, to, under and with respect to the CDs and the Books and Records, including Seller’s rights under any Master Certificates, other Deposit Broker agreements and related documents pursuant to which CDs were issued.

2.2. Purchaser’s Additional Obligations. In addition to its obligations under Section 2.1(a), Purchaser shall assume and become responsible for:

(a) Responding to all Depositor customer service inquiries after the Cut-Off Time;

(b) Payment of Accrued Interest, excluding Accrued Interest Due;

(c) All data processing and account servicing activities necessary in connection with the CDs after the Cut-Off Time, either directly or through the DTC;

(d) Sending any required maturity notices and/or periodic statements to depositors after the Cut-Off Time;

(e) 1099 reporting for all interest paid by the Purchaser after the Cut-Off Time either directly or through the DTC; and

(f) All expenses incurred by Purchaser for the Closing and for the conversion of the CDs from Seller’s processing system to Purchaser’s processing system.

2.3 Master Certificates Issued In Purchaser’s Name. Purchaser shall issue Master Certificates in Purchaser’s own name and allow such Master Certificates to be substituted for the existing certificates issued by Seller in connection with the CDs (such Master Certificates issued by Purchaser may expressly indicate that they are issued in substitution of, and not in addition to, Seller’s Master Certificates assumed by Purchaser). Purchaser shall deliver such Master Certificates to Seller within thirty (30) days after the Closing Date, and Seller shall promptly provide the Master Certificates to the appropriate Deposit Brokers with instructions for substitution. Upon delivery of such Master Certificates, Purchaser shall be deemed to have satisfied its obligations under Section 2.1(a) in respect of the Brokered Deposits and Purchaser shall have no further obligations whatsoever under the Master Certificates issued by Seller. Seller and Seller Parent shall be solely responsible for obtaining the return or cancellation of the Master Certificates issued by Seller and for any claims subsequently made thereon.

2.4 Seller’s Continuing Obligations And Liabilities. Seller and Seller Parent shall be solely responsible for, and Purchaser shall not assume any liability, commitment or any other obligation of Seller, whether absolute, contingent or otherwise known or unknown, of any nature, kind or description whatsoever, that is not expressly assumed by Purchaser pursuant to Section 2.1, 2.2 or 2.3. Without limiting the generality of the preceding sentence, Seller and Seller Parent shall be solely responsible for, and Purchaser shall not assume responsibility for:

(a) Any liability, commitment or any other obligation of Seller, whether absolute, contingent or otherwise known or unknown, of any nature, kind or description whatsoever arising from or relating to the CDs prior to the Closing Date;

(b) Responding to all Depositor customer service inquiries prior to the Closing Date;

(c) Payment of Accrued Interest Due;

(d) All data processing and account servicing activities necessary in connection with the CDs up to the Cut-Off Time;

(e) Sending any required maturity notices and/or periodic statements to Depositors prior to the Closing Date, either directly or through the DTC;

(f) 1099 reporting for all interest paid by Seller up to the Cut-Off Time, either directly or through the DTC;

(g) Notwithstanding Section 2.2(c) or Section 6.3(a) or anything else herein to the contrary, any obligations of Seller to its Deposit Brokers; and

(h) All expenses incurred by Seller for the Closing and for the performance of Seller’s obligations hereunder, including, but not limited to, transfer or other charges, if any, imposed by the DTC.

2.5 Consideration. Seller shall pay the Consideration to Purchaser on the Closing Date.

ARTICLE III

THE CLOSING AND SETTLEMENT

3.1 The Closing. The closing of the Transactions (the “Closing”) shall be no later than five (5) Business Days after the last of the following events to occur (the “Closing Date”):

(a) The Parties’ receipt of all required Consents and approvals from the OTS and any other Regulatory Authorities; and

(b) The earlier of: (i) Seller’s consummation of the Securitization; or (ii) September 30, 2004.

The Closing shall be deemed to occur at 11:59 P.M. Eastern Time on the Closing Date. Notwithstanding the foregoing, the Closing may occur at such other date, place and manner (including via facsimile) as may be mutually agreed upon by the Parties.

3.2 Documents And Certificates. At or prior to the Closing Date, the Parties shall execute and deliver all such additional instruments, documents or certificates as any Party may be reasonably request for the consummation at the Closing of the Transactions.

3.3 Payments On The Closing Date. At the Closing, Seller shall pay Purchaser the Consideration. Seller shall make payment to Purchaser on the Closing Date by a wire transfer of immediately available U.S. dollars no later than 12:00 noon Eastern Time to an account designated in writing by Purchaser. Purchaser shall provide Seller with wire instructions prior to the Closing Date. Time is of the essence in the fulfillment of this condition. In the event that Seller does not make payment as of the time indicated, Purchaser may refuse to close and immediately terminate this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER AND SELLER PARENT

Each of Seller and Seller Parent, as the case may be, hereby represents and warrants to Purchaser as follows (such representations and warranties speak as of the execution and delivery of this Agreement and as of the Closing Date):

4.1 Organization. Seller is a federal savings bank, validly existing and in good standing under the laws of the United States of America. Seller Parent is a corporation organized under the laws of the state of California, validly existing and in good standing under the laws of the state of California.

4.2 Capacity, Authority And Validity. Each of Seller and Seller Parent has all necessary corporate power and authority to enter into this Agreement and to perform all of the obligations to be performed by it under this Agreement. This Agreement and the consummation by Seller and Seller Parent of the Transactions have been duly and validly authorized by all necessary corporate action of each of Seller and Seller Parent and this Agreement has been duly executed and delivered by Seller. This Agreement constitutes the valid and binding obligation of each of Seller and Seller Parent, enforceable against each such Party in accordance with its terms, except as such enforcement may be limited by the rights and obligations of receivers and conservators of insured depository institutions under 12 U.S.C. Section 1821(d) and (e) or similar laws or equitable principles and doctrines.

4.3 Conflicts; Defaults. Neither Seller nor Seller Parent is subject to any agreement with any Regulatory Authority that would prevent the consummation by Seller or Seller Parent of the Transactions. No receiver or conservator has been appointed for Seller or Seller Parent nor has any proceeding been instituted or, to the best Knowledge of Seller or Seller Parent, threatened, for such appointment. Neither the execution or delivery of this Agreement by Seller or Seller Parent nor the consummation of the Transactions will:

(a) conflict with, result in the breach of, constitute a default under, or accelerate the performance required by, the terms of any Order, Law, Permit, regulation, contract, instrument or commitment to which Seller or Seller Parent is a party or by which it is bound;

(b) violate the charter or bylaws or any other equivalent organizational document of Seller or Seller Parent;

(c) require any Consent, approval, Permit, authorization or filing under any Law, judgment, Order, writ, decree, permit, license or agreement to which Seller or Seller Parent is a party or by which Seller or Seller Parent is bound, other than approvals or Permits of regulatory authorities, if any, which have been obtained or will be obtained prior to or on the Closing Date; or

(d) require the Consent or approval of any other party to any contract, instrument or commitment to which Seller or Seller Parent is a party or by which Seller or Seller Parent is bound.

4.4 Freedom From Liens; Fraudulent Conveyance.

(a) Seller Has Right To Transfer CDs. Upon receipt of regulatory approval, Seller has the right to transfer the Consideration and all of Seller’s rights, titles and interests in, to, under and with respect to the CDs and the Books and Records (other than those Books and Records in DTC’s or Deposit Brokers possession), free and clear of any Lien, pledge, claim, security interest, encumbrance, charge or restriction of any kind.

(b) Transfer Is Valid. Each of Seller or Seller Parent has valid business reasons for the assignment contemplated hereby and the payment of the Consideration, including, but not limited to, the payment of the Sale Value (collectively, the “Transfer”). The Transfer is made without any intent to hinder, delay or defraud any current or future creditor of Seller or Seller Parent, without a view to prevent the application of the assets of Seller or Seller Parent in the manner required by Law, and without a view to the preference of one creditor to another. Neither Seller nor Seller Parent is insolvent or entering into the Transactions in contemplation of insolvency. The Parties understand and acknowledge that Seller has advised the OTS that Seller plans to relinquish its federal savings bank charter and liquidate Seller through a sale or transfer of its assets and liabilities. However, Seller and Seller Parent will not collectively become insolvent as a result of the Transfer; Seller and Seller Parent are not collectively engaged and are not about to engage in any business or transaction for which any property remaining with Seller and Seller Parent is an unreasonably small capital or for which the collective remaining assets of Seller and Seller Parent will be unreasonably small in relation to the collective business of Seller and Seller Parent or the Transactions; Seller has received fair and reasonable value for the Transfer and for the obligations undertaken in this Agreement; and Seller and Seller Parent do not intend to incur debts beyond their ability to pay as they become due. Seller and Seller Parent do not believe, nor do any facts exist to support the proposition that Seller or Seller Parent reasonably should believe, that they will incur debts beyond their ability to pay as such debts become due.

4.5 Litigation And Other Matters.

(a) Litigation. There is no claim, litigation, proceeding, arbitration or governmental investigation pending or to the best Knowledge of Seller or Seller Parent, threatened, against Seller or Seller Parent or with respect to the CDs, which, if adversely determined, would have a Material Adverse Effect on Purchaser or the ability of Seller or Seller Parent to consummate the Transactions.

(b) Judgments. There are no outstanding judgments, orders, rules, regulations, official interpretations and guidelines of any arbitrator or Regulatory Authority with jurisdiction over Seller or Seller Parent that could reasonably be expected to have a Material Adverse Effect with respect to the CDs or Seller’s ability to perform this Agreement.

(c) Investigations. No audit, investigation or inspection or any other review or inquiry whatsoever of any Regulatory Authority concerning or involving the CDs has reported a Material violation of any requirements of Law by Seller, Seller Parent or any Deposit Broker, or any other issue or matter that would reasonably be expected to have a Material Adverse Effect on Purchaser.

4.6 Compliance With Laws.

(a) Issuance of CDs. The CDs were marketed, issued and have been continuously serviced in compliance with all applicable Laws and the terms of the CDs themselves, including, but not limited to, Laws relating to the acceptance of deposits, the issuance of brokered deposits, truth-in-savings, federal deposit insurance in general and pass-through insurance in particular (as referenced in 12 C.F.R. Section 330.14), and escheatment and/or abandoned property.

(b) Terms of CDs. The terms of the CDs comply with all applicable Laws.

4.7 Agreements.

(a) Forms. Seller has provided, or shall provide as soon as reasonably practicable after the date hereof, to Purchaser all forms that have been used for the CDs. All CDs were issued using one of such forms and no other form, and such forms have not been substantively modified for any of the CDs other than as set forth in change in terms notifications, copies of which have been provided to Purchaser. None of the CDs restricts the assignment and assumption contemplated by this Agreement and such CDs may be assigned by Seller without restriction, other than the: (i) requirement of regulatory approval which is obtained prior to Closing; and (ii) Depositor’s right to early withdrawal as described in Exhibit D. No notice of the assignment and assumption contemplated hereby is required to be given to Depositors other than the notice contemplated by Section 6.1(e).

(b) Additional Deposits; Early Withdrawals. None of the CDs: (i) permit additional deposits thereto; or (ii) permit early withdrawals except: (A) upon the death or adjudication of incompetence of the underlying Depositor; or (B) as described in Exhibit D. All of the CDs constitute time deposits for purposes of Regulation D of the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 204.

(c) Agreements With Depositors. Neither Seller nor, to Seller’s knowledge, any Deposit Broker has made any promise, agreement or commitment to any Depositor in connection with a CD, except in the Ordinary Course of Business in connection with servicing the CDs and recorded in the Books and Records.

(d) Enforceability. Each CD is enforceable in accordance with its terms.

(e) Brokered Deposit Agreements. The CDs were issued in full compliance with the terms and conditions of the brokered deposit agreements under which they were issued and Seller is otherwise in compliance with the terms and conditions of such agreements. Such agreements do not prohibit or restrict the assignment and assumption or substitution contemplated by this Agreement.

4.8 Performance Of Obligations. Seller and/or the Deposit Brokers have performed all obligations required to be performed under the CDs up to the Closing Date and under any additional promises, commitments and agreements made to Depositors and recorded in the Books and Records. Seller is not in default under the CDs. Without limiting the generality of the foregoing, Seller has paid to the Depositors all Accrued Interest Due.

4.9 Finders Or Brokers. Neither Seller nor Seller Parent has agreed to pay any fee or commission to any agent, broker, finder or other person for or on account of services rendered as a broker or finder in connection with this Agreement or the Transactions that would give rise to any valid claim against Purchaser for any brokerage commission or finder’s fee or like payment. The Parties understand and acknowledge that Seller has engaged PIMCO Advisors CD Distributors, LLC as a broker to facilitate the Transactions, the fees, costs and expenses of which Seller and Seller Parent hereby covenant shall be paid thereby.

4.10 Books And Records. The Books and Records and Exhibit A accurately reflect the term and maturity dates of the CDs, the interest rates thereon, the payment frequency, the identities of the Deposit Brokers, and the liabilities assumed by Purchaser in respect thereof. Exhibit A and the Books and Records accurately reflect notations on or reissuances of Master Certificates for CDs. All interest referenced on the CDs is calculated on a daily simple interest basis for the actual number of days elapsed, assuming a 365 day year. None of the CDs were issued on a discounted or zero coupon basis and none of the CDs have a stepped or variable rate.

4.10 Disclosure. No statement or description contained in the documents provided or delivered by or on behalf of Seller or Seller Parent to Purchaser in connection with the Transactions, as of the date of the statement or description, contains any untrue statement of a

Material fact or, to the best of Seller’s and Seller Parent’s Knowledge, omits to state a Material fact necessary in order to make the statements and descriptions contained in this Agreement or therein not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER.

Purchaser hereby represents and warrants to Seller and Seller Parent as follows (such representations and warranties speak as of the execution and delivery of this Agreement and as of the Closing Date):

5.1 Organization. Purchaser is a federal savings bank, validly existing and in good standing under the laws of the United States.

5.2 Capacity, Authority And Validity. Purchaser has all necessary corporate power and authority to enter into this Agreement and to perform all of the obligations to be performed by it under this Agreement. This Agreement and the consummation by Purchaser of the Transactions have been duly and validly authorized by all necessary corporate action of Purchaser and this Agreement has been duly executed and delivered by Purchaser. This Agreement constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforcement may be limited by the rights and obligations of receivers and conservators of insured depository institutions under 12 U.S.C. Section 1821(d) and (e) or similar laws or equitable principles and doctrines.

5.3 Conflicts; Defaults. Purchaser is not subject to any agreement with any Regulatory Authority that would prevent the consummation by Purchaser of the Transactions. No receiver or conservator has been appointed for Purchaser nor has any proceeding been instituted or, to the best Knowledge of Purchaser, threatened, for such appointment. Neither the execution or delivery of this Agreement by Purchaser nor the consummation of the Transactions will:

(a) conflict with, result in the breach of, constitute a default under, or accelerate the performance required by, the terms of any Order, Law, Permit, regulation, contract, instrument or commitment to which Purchaser is a party or by which it is bound;

(b) violate the charter or bylaws or any other equivalent organizational document of Purchaser;

(c) require any Consent, approval, Permit, authorization or filing under any Law, judgment, order, writ, decree, permit, license or agreement to which Purchaser is a party or by which Purchaser is bound, other than approvals or Permits of regulatory authorities, if any, which have been obtained or will be obtained prior to or on the Closing Date; or

(d) require the Consent or approval of any other party to any contract, instrument or commitment to which Purchaser is a party or by which Purchaser is bound.

5.4 Litigation And Other Matters.

(a) Litigation. There is no claim, litigation, proceeding, arbitration or governmental investigation pending or to the best Knowledge of Purchaser, threatened, against Purchaser, which, if adversely determined, would have a Material Adverse Effect on Purchaser or the ability of Purchaser to consummate the Transactions.

(b) Judgments. There are no outstanding judgments, Orders, rules, regulations, official interpretations and guidelines of any arbitrator, Regulatory Authority or governmental authority with jurisdiction over Purchaser that could reasonably be expected to have a Material Adverse Effect with respect to Purchaser’s ability to perform this Agreement.

5.5. Finders Or Brokers. Purchaser has not agreed to pay any fee or commission to any agent, broker, finder or other Person for or on account of services rendered as a broker or finder in connection with this Agreement or the Transactions that would give rise to any valid claim against Purchaser for any brokerage commission or finder’s fee or like payment. Purchaser shall be solely responsible for any Deposit Broker commission that Purchaser may separately agree in writing to pay due to the renewal of any CD after the Closing Date.

ARTICLE VI

CERTAIN COVENANTS

6.1 Mutual Covenants. Each Party covenants and agrees as follows:

(a) Cooperation. Each Party shall cooperate with the other Parties in furnishing any information or performing any action reasonably requested by another Party, which information or action is necessary for the prompt consummation of the Transactions.

(b) Other Required Information. Each Party shall furnish to the other Parties all information as is required or requested to be set forth, with respect to that Party, in any application or statement to be filed with any Regulatory Authority in connection with the regulatory approval or review of the Transactions. Each Party shall use commercially reasonable efforts to obtain such approvals and to satisfy any conditions to such approvals imposed by any Regulatory Authority expeditiously, and shall keep the other Parties closely informed as to developments and progress of such applications. Each Party shall deliver to the other Parties a copy of each notice, order or other item of correspondence received by such Party from any Regulatory in respect of any application, except for confidential provisions.

(c) Confidentiality. All information furnished by a Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) in connection with this Agreement and the Transactions shall be received in confidence and kept confidential by the Receiving Party, and shall be used by the Receiving Party only in connection with this Agreement and the Transactions, except to the extent that such information:

(i) is already lawfully known to the Receiving Party when received;

(ii) thereafter becomes lawfully obtainable from other sources other than as a result of disclosure by the Receiving Party;

(iii) is required to be disclosed to: (A) a Regulatory Authority having authority over the Receiving Party; (B) the Depositors pursuant to a contractual obligation between Seller and a Deposit Broker; or (c) the general public in connection with the filing of regulatory Consents pursuant to applicable Law;

(iv) is disclosed to the Receiving Party’s Affiliates, provided that such Affiliates agree to be bound by the provisions of this Section 6.1(c);

(v) is disclosed to the Receiving Party’s auditors or counsel (each of whom the Receiving Party shall cause to keep such information confidential and to use the same only in connection with this Agreement, including in the case of auditors any general or more limited audit or review of a Party, and in the case of counsel any disputes relating to this Agreement or legal matters which involve a Disclosing Party or its Affiliates with respect to which confidential information which is subject to this Section 6.1(c) is germane) or is required to be disclosed strictly on a need-to-know basis to its lenders, investors, rating agencies, regulators, courts or arbitrators;

(vi) is required to be disclosed in the financial statements of the Receiving Party or its Affiliates to the extent required by GAAP, or in any filing with the SEC;

(vii) is required to be disclosed to any of Receiving Party’s funding sources, provided such sources agree to be bound by confidentiality provisions similar to those contained in this Section 6.1(c); or

(viii) is required by Law or Order to be disclosed by the Receiving Party, provided that prior notice of such disclosure (other than to its Affiliates, auditors, counsel, rating agencies, regulators or lenders) has been given to the Disclosing Party, when legally permissible, and that the Receiving Party uses its reasonable best efforts to provide sufficient notice to permit the Disclosing Party to take legal action to prevent such disclosure. For any such disclosure pursuant to this subparagraph (viii), the Receiving Party will disclose only such information that, pursuant to the opinion of its counsel, the Receiving Party is legally obligated to disclose and the Receiving Party will, at Disclosing Party’s sole cost and expense, cooperate with any of the Disclosing Party’s efforts to obtain reliable assurance that confidential treatment will be accorded to any information so furnished. In the event that the Transactions shall fail to be consummated, the Receiving Party shall, at Receiving Party’s sole discretion, either promptly cause all originals and copies of documents or extracts thereof containing all information and data furnished by the Disclosing Party to be returned to the Disclosing Party or destroyed and shall cause an officer to so certify to the Disclosing Party. This Section 6.1(c) shall survive any termination of this Agreement. As of the Closing, all Books and Records shall be deemed the confidential information of Purchaser.

(d) Press Releases. Except as may be required by Law, Regulatory Authority, court or rules of a stock exchange, or as may be necessary to disclose to lenders and rating agencies, no Party or any of its Affiliates shall issue a press release or make any public announcement related to the Transactions without the prior written consent of all Parties, such consent not to be unreasonably withheld. This Section 6.1(d) shall survive any termination of this Agreement.

(e) Notice To Depositors. The Parties shall cooperate with each other in good faith to enable Purchaser to prepare, print and mail, at Seller’s expense, a notice notifying each Depositor and Deposit Broker of the assignment and assumption contemplated hereby and such other information as may be required to be given to such Depositor or Deposit Broker and other matters which the Parties determine to be appropriate. Any such notice shall be in a form substantially similar to the form set forth in Exhibit D. Seller and Seller Parent shall use their reasonable efforts to preserve intact their relationship with DTC and those Deposit Brokers and respective CD holders associated with the CDs to be transferred with respect to this Agreement.

(f) Miscellaneous Agreements And Consents. Subject to the terms and conditions contained herein, each Party shall use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, appropriate or desirable hereunder and under applicable Laws to consummate and make effective the Transactions. Each Party will use its reasonable best efforts to obtain Consents of all third Persons and Regulatory Authorities necessary for the consummation of the Transactions. The Parties and their respective officers, directors and/or employees shall use their reasonable best efforts to take such further actions subsequent to the Closing Date as are reasonably necessary, appropriate or desirable to carry out the purposes of this Agreement.

(g) Advice On Changes. Between the date hereof and the Closing Date, each Party shall promptly advise the other of any fact known to it which, if existing or known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact which, if existing or known at the date hereof, would have made any of the representations of such Party contained herein untrue in any Material respect.

(h) Preserve Accuracy Of Representations And Warranties. Each Party shall refrain from taking any action that would render any representation or warranty of such Party contained in Article IV or Article V of this Agreement Materially inaccurate as of the Closing Date. Each Party shall promptly notify the other Parties of any action, suit or proceeding that shall be instituted or threatened against such Party to restrain, prohibit or otherwise challenge the legality of the Transactions.

(i) Sales Taxes. Each Party understands and intends that no Taxes are due by reason of the assignment and assumption contemplated hereby. However, in the event any such Tax is assessed and, except as provided in Section 6.2(d): (i) the Seller and Seller Parent, on the one hand, and Purchaser, on the other hand, will equally share responsibility for any such Tax imposed by the federal government; (ii) Purchaser shall be solely responsible for any such Tax imposed by a Florida state or local taxing authority; and (iii) Seller and/or Seller Parent shall be solely responsible for any such Tax imposed by any other taxing authority.

6.2 Seller Covenants. Seller and Seller Parent hereby covenant and agree with Purchaser as follows:

(a) Servicing. From the date of this Agreement and continuing until the Closing Date: (i) Seller shall, and shall cause the DTC and its other agents, to service the CDs in substantially the same manner as currently serviced and in accordance with the terms of the CDs and all applicable Laws; (ii) Seller shall not take any action with respect to the CDs that will increase the obligations assumed by Purchaser; and (iii) Seller and each Deposit Broker shall comply with the terms and conditions of the CDs and all Laws applicable thereto.

(b) Access. From the date of this Agreement and continuing until the Closing Date, Seller shall: (i) permit Purchaser and its authorized representatives reasonable access, during normal business hours, upon reasonable advance notice, to the Books and Records within Seller’s possession as they relate to the CDs; (ii) cooperate with Purchaser by using reasonable efforts to cause the DTC to permit Purchaser and its authorized representatives reasonable access, during normal business hours, upon reasonable advance notice, to the Books and Records within the DTC’s possession as they relate to the CDs; (iii) make available to Purchaser true, accurate and complete copies of such contracts and other such records and all other information in its possession with respect to the CDs as Purchaser or its authorized representatives may reasonably request; and (iv) cause the personnel and agents of Seller and the DTC to provide Purchaser assistance in its investigation of such matters.

(c) Further Assurances. On and after the Closing Date, Seller shall, at Purchaser’s request, execute, acknowledge and deliver all such acknowledgments and other instruments as may be reasonably necessary or appropriate to fully and effectively carry out the Transactions.

(d) Taxes Relating To CDs Incurred Prior To Cut-Off Date. Seller shall be liable for and pay, and pursuant to Article VIII shall indemnify and hold Purchaser harmless from and against, all Taxes applicable to the CDs in each case incurred or assessed during the portion of the taxable years or periods up to the Cut-Off Time.

(e) Books And Records. Commencing on the Closing Date, the Books and Records of the Seller shall be the property of Purchaser, provided that Seller may retain possession of such copies thereof as may be required to meet legal, regulatory, tax, accounting and auditing requirements. Except for those Books and Records that are and will properly remain in the possession of the DTC or the Deposit Brokers, Seller shall deliver the original Books and Records to Purchaser within five (5) Business Days after the Closing Date, current through the Cut-Off Time.

(f) Conduct Of Business Pending Closing.

(i) Seller’s Affirmative Covenants. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, unless the prior written consent of Purchaser shall have been obtained, and except as otherwise expressly contemplated herein, Seller shall: (A) preserve the CDs intact; (B) confer with Purchaser concerning operational matters of a Material nature relating to the CDs; and (C) otherwise report periodically to Purchaser concerning the status of the business, operations, and finances relating to the CDs.

(ii) Seller’s Negative Covenants. Other than as required by and in accordance with this Agreement, Seller shall not do or agree or commit to do, any of the following from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement without the prior written consent of the chief financial officer or treasurer of Purchaser, which consent shall not be unreasonably withheld:

(A) take or omit to take any action if, subsequent to such action or omission, the representations and warranties contained in Article IV would be untrue or inaccurate in any respect;

(B) take any action that would: (1) adversely affect the ability of any Party to obtain any Consents required for the Transactions; or (2) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement;

(C) sell, lease, mortgage or otherwise dispose of or otherwise encumber any of the CDs;

(D) commence or settle any Litigation, other than in accordance with past practice, involving any restrictions upon the CDs; or

(E) enter into, modify, amend or terminate any Material contract or waive, release, compromise or assign any Material rights or claims relating to the CDs.

6.3 Purchaser Covenants. Purchaser hereby agrees with Seller and Seller Parent as follows:

(a) Servicing. After the Closing Date: (i) Purchaser shall, and shall cause the DTC and its other agents, to service the CDs in accordance with the terms of the CDs disclosed to Purchaser and all Laws; (ii) Purchaser shall not take any action with respect to the CDs that will create any obligations on the part of Seller or Seller Parent; and (iii) Purchaser shall comply with the terms and conditions of the CDs as disclosed to Purchaser and all Laws applicable thereto.

(b) Further Assurances. On and after the Closing Date, Purchaser shall, at Seller’s request, execute, acknowledge and deliver all such acknowledgments and other instruments as may be reasonably necessary or appropriate to fully and effectively carry out the Transactions.

(c) Taxes Relating To CDs Incurred After Cut-Off Date. Purchaser shall be liable for and pay, and pursuant to Article VIII shall indemnify and hold Seller harmless from and against, all Taxes applicable to the CDs, in each case incurred or assessed during the portion of the taxable years or periods after the Cut-Off Time.

(d) Negative Covenants. Other than as required by and in accordance with this Agreement, Purchaser shall not do or agree or commit to do, any of the following from the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement without the prior written consent of the chief financial officer or treasurer of Seller, which consent shall not be unreasonably withheld:

(i) take or omit to take any action if, subsequent to such action or omission, the representations and warranties contained in Article V would be untrue or inaccurate in any respect; or

(ii) take any action that would: (A) adversely affect the ability of any Party to obtain any Consents required for the Transactions; or (B) adversely affect the ability of any Party to perform its covenants and agreements under this Agreement.

ARTICLE VII

CONDITIONS OF CLOSING

7.1 Conditions Applicable To Purchaser. The obligation of Purchaser under this Agreement to consummate the Transactions is subject to the satisfaction of the following conditions as of the Closing Date or Purchaser’s waiver thereof:

(a) Board Resolutions; Incumbency Certificates. Purchaser shall have received from Seller certified resolutions or unanimous consents of the Board of Directors of each of Seller and Seller Parent authorizing the execution and delivery of this Agreement, the consummation of the Transactions and certificates as to incumbency and signatures of officers authorized to execute this Agreement.

(b) Performance Of This Agreement. All the terms, covenants and conditions of this Agreement to be complied with and performed by Seller and Seller Parent on or prior to the Closing Date shall have been complied with and performed in all respects with only such exceptions as, individually or in the aggregate, could not be expected to have a Material Adverse Effect on Seller or Seller’s ability to consummate the Transactions, the CDs or the liabilities assumed by Purchaser hereunder; and there shall have been delivered to Purchaser a certificate to such effect, dated the Closing Date, signed by an authorized officer of Seller.

(c) Accuracy Of Representations And Warranties. The representations and warranties of Seller as set forth in Article IV hereof shall be true and correct on the Closing Date in all respects as though made on the Closing Date with only such exceptions as, individually or in the aggregate, could not be expected to have a Material Adverse Effect on Seller, the CDs or the liabilities assumed by Purchaser hereunder; and there shall have been delivered to Purchaser a certificate to such effect, dated the Closing Date, signed by an authorized officer of Seller.

(d) Litigation. No action, suit, litigation or proceeding related to any of the Transactions shall have been threatened or instituted to restrain or prohibit the consummation of any of the Transactions.

(e) Consents From Regulatory Authorities. The Parties shall have received all Consents and actions of or by all Regulatory Authorities that are necessary to consummate the Transactions.

(f) Other Consents. Seller shall have received any required Consents to the Transactions from the other party to any contract, instrument or commitment to which Seller is a party.

(g) No Injunction. There shall not be in effect any injunction restraining or prohibiting the consummation of the Transactions.

(h) No Material Adverse Change. There shall not have been any Material adverse change in the liabilities to be assumed by Purchaser hereunder.

(i) Consideration. Seller shall have delivered the Consideration to Purchaser.

(j) Data Files; Books And Records. Seller shall have delivered to Purchaser, at least six (6) Business Days prior to Closing, such data files as shall be reasonably requested by Purchaser relating to the CDs as of the Cut-Off Time that are consistent with Exhibit A and in a format reasonably acceptable to Purchaser (the “Data Files”); and (ii) an additional copy of Exhibit A, accurate and complete as of such date.

(k) Due Diligence. Purchaser shall have completed its due diligence of the CDs to its satisfaction.

7.2 Conditions Applicable To Seller. The obligation of Seller under this Agreement to consummate the Transactions is subject to the satisfaction of the following conditions as of the Closing Date or Seller’s waiver thereof:

(a) Board Resolutions; Incumbency Certificates. Seller shall have received from Purchaser certified resolutions or unanimous consents of the Executive Committee of Purchaser’s Board of Directors authorizing the execution and delivery of this Agreement, the consummation of the Transactions and certificates as to incumbency, the signatures of officers authorized to execute this Agreement and the authority of the Executive Committee to act in this matter.

(b) Performance Of This Agreement. All the terms, covenants and conditions of this Agreement to be complied with and performed by Purchaser on or prior to the Closing Date shall have been complied with and performed in all respects with only such exceptions as, individually or in the aggregate, could not be expected to have a Material Adverse Effect on Purchaser; and there shall have been delivered to Seller a certificate to such effect, dated the Closing Date, signed by an authorized officer of Purchaser.

(c) Accuracy Of Representations And Warranties. The representations and warranties of Purchaser as set forth in Article V hereof shall be true and correct on the Closing Date in all respects as though made on the Closing Date with only such exceptions as, individually or in the aggregate, could not be expected to have a Material Adverse Effect on Purchaser or Purchaser’s ability to consummate the Transactions; and there shall have been delivered to Seller a certificate to such effect, dated the Closing Date, signed by an authorized officer of Purchaser.

(d) Litigation. No action, suit, litigation or proceeding related to any of the Transactions shall have been threatened or instituted to restrain or prohibit the consummation of any of the Transactions.

(e) Consents From Regulatory Authorities. The Parties shall have received all Consents and actions of or by all Regulatory Authorities that are necessary to consummate the Transactions.

(f) Other Consents. Purchaser shall have received any required Consents to the Transactions from the other party to any contract, instrument or commitment to which Purchaser is a party.

(g) No Injunction. There shall not be in effect any injunction restricting or prohibiting the consummation of the Transactions.

ARTICLE VIII

INDEMNIFICATION

8.1 Seller’s Indemnification Obligations. Seller and Seller Parent shall, jointly and severally, defend, indemnify and hold harmless Purchaser and its Affiliates and their respective officers, directors and employees from and against any and all Liability arising from or relating to: (a) the inaccuracy or breach of any representation or warranty of Seller or Seller Parent herein; or (b) the failure by Seller or Seller Parent to perform any of its covenants, obligations, duties or agreements herein.

8.2 Purchaser’s Indemnification Obligations. Purchaser shall defend, indemnify and hold harmless Seller and Seller Parent and their respective officers, directors and employees from and against any and all Liability arising from or relating to the: (a) inaccuracy or breach of any representation or warranty of Purchaser herein; or (b) failure by Purchaser to perform any of its covenants, obligations, duties or agreements herein.

8.3 Tax Consequences Of Indemnification. For federal income tax purposes any indemnification payment hereunder shall be treated as an adjustment to the Consideration.

8.4 Procedures.

(a) Notice Of Claims. If any claim is made, any suit or action is commenced, or any Knowledge is received of a state of facts that, if not corrected, may give rise to a right of indemnification for a Party (“Indemnified Party”) from the other Party (“Indemnifying Party”), the Indemnified Party will give written notice to the Indemnifying Party as promptly as practicable after the receipt by the Indemnified Party of notice or Knowledge of such claim, suit, action or state of facts. Notice to the Indemnifying Party under the preceding sentence shall be given no later than fifteen (15) days after receipt by the Indemnified Party of service of process in the event a suit or action has commenced or thirty (30) days under all other circumstances. The failure to give prompt notice shall not relieve an Indemnifying Party of its obligation to indemnify except to the extent the Indemnifying Party is prejudiced by such failure.

(b) Assistance By Indemnified Party. The Indemnified Party shall make available to the Indemnifying Party and its counsel and accountants at reasonable times and for reasonable periods, during normal business hours, all books and records of the Indemnified Party relating to any such possible claim for indemnification, and each Party will render to the other such assistance, at the expense of the Indemnifying Party, as it may reasonably require of the other in order to insure prompt and adequate defense of any suit, claim or proceeding based upon a state of facts which may give rise to a right of indemnification hereunder.

(c) Indemnifying Party To Defend. The Indemnifying Party shall have the obligation to defend, and may, subject to Section 8.4(d), compromise and settle any third-party suit, claim or proceeding in the name of the Indemnified Party to the extent that the Indemnifying Party may be liable to the Indemnified Party in connection therewith. The Indemnifying Party shall notify the Indemnified Party within fifteen (15) days of having been notified pursuant to this Section 8.4(a) of its assumption of the defense of any such claim, suit or proceeding and counsel employed. The Indemnified Party shall have the right to employ its own counsel in addition to the Indemnifying Party’s counsel, but the fees and expenses of Indemnified Party’s additional counsel shall be at the Indemnified Party’s expense.

(d) Settlement Of Claims. The Indemnified Party may at any time notify the Indemnifying Party of its intention to settle or compromise any claim, suit or action against the Indemnified Party without the consent of the Indemnifying Party, provided that the Indemnifying Party shall have no further liability in respect thereof. The Indemnifying Party may not compromise or settle any claim, suit or action against the Indemnified Party without the consent of the Indemnified Party: (i) unless such settlement or compromise contains a full, absolute and unconditional release reasonably acceptable to the Indemnified Party; or (ii) if the settlement admits liability on behalf of or imposes obligations on the Indemnified Party that are not satisfied by the Indemnifying Party under this Article VIII.

8.5 Subrogation. The Indemnifying Party shall be subrogated to any claims or rights of the Indemnified Party as against any other persons with respect to any amount paid by the Indemnifying Party under this Article VIII. The Indemnified Party shall cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, in the assertion by the Indemnifying Party of any such claim against such other persons.

8.6 Exclusive Remedy.

(a) Subject to the provisions of Section 8.6(b), the indemnification provided in this Article VIII shall be the exclusive post-Closing remedy available to each Party and its Affiliates and their respective officers, directors and employees in connection with any breach of any representation, warranty, covenant or agreement made by the other Party in this Agreement, or for any other matter or claim arising under or in connection with this Agreement or the Transactions.

(b) The Parties acknowledge that Damages at law may not be an adequate remedy for violation of Sections 6.1(c) and 6.1(d) and 6.2(e). In the event of any violation of any of the aforesaid provisions by a Party, the other Party shall be entitled to seek appropriate injunctive relief to prevent the violation of such provision without the provision of any bond.

8.7 Arbitration.

(a) All disputes arising under this Agreement shall be resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Arbitration shall be by a panel of three (3) qualified arbitrators experienced in the matters at issue.

(b) The Seller or Seller Parent, on the one hand, and Purchaser, on the other hand, shall each select one arbitrator, and such arbitrators shall select the third arbitrator. If the Parties fail to select an arbitrator within thirty (30) days after notice of commencement of arbitration, or if the two arbitrators fail to select a third arbitrator within thirty (30) days after such arbitrators’ appointment, the American Arbitration Association shall, upon the request of any Party to the dispute or difference, appoint the arbitrator or arbitrators to constitute or complete the panel, as the case may be.

(c) Either Seller or Purchaser may initiate arbitration proceedings hereunder by making a written request to the American Arbitration Association, together with any appropriate filing fee, at the office of the American Arbitration Association in Jacksonville, Florida.

(d) All arbitration proceedings shall be held in Jacksonville, Florida in a location to be specified by the arbitrators or any other place agreed to collectively by the Parties and the arbitrators.

(e) Any Order or determination of the arbitral tribunal shall be final and binding upon the Parties to the arbitration as to matters submitted and may be enforced by either the Seller or Purchaser in any court having jurisdiction over the subject matter or over any of the Parties.

(f) All costs and expenses incurred in connection with any such arbitration proceeding, including, but not limited to, reasonable attorneys,’ accountants’ and consultants’ fees, shall be borne by the Party against which the decision is rendered or, if no decision is rendered, such costs and expenses shall be borne equally by the Seller and the Purchaser. If the arbitrators’ decision is a compromise, the determination of which Party or Parties bears the costs and expenses incurred in connection with any such arbitration proceeding shall be made by the arbitrators on the basis of the arbitrators’ assessment of the relative merits of the Parties’ positions.

8.8 Allocation Of Risk. For purposes of this Article VIII and for purposes of determining whether an Indemnifying Person is entitled to indemnification pursuant to this Article VIII, any breach of or inaccuracy in any representation or warranty shall be determined without regard to any materiality qualifications set forth in such representation or warranty, and all references to the terms, “Knowledge,” “Material,” “Materially,” “Materiality,” “Material Adverse Effect” or any similar terms shall be ignored for purposes of determining whether such representation or warranty was true and correct when made.

ARTICLE IX

TERMINATION

9.1 Termination By Any Party. Notwithstanding any provision herein to the contrary, this Agreement may be terminated prior to the Closing Date:

(a) by any Party if the required Consents from the Regulatory Authorities or other Persons are not obtained;

(b) by the Seller or Seller Parent on the one hand, or the Purchaser on the other hand, upon the other Party’s Material breach of any of its representations, warranties, covenants, obligations or duties hereunder (or any other default by such Party hereunder) and such breach or default has not been cured or waived within thirty (30) Business Days, or such time as may be mutually agreed by the Parties, from the date of notice from the Party alleging the breach;

(c) by the mutual consent of the Parties; or

(d) by Seller or Seller’ Parent on the one hand, or Purchaser on the other hand, if the Closing Date has not occurred by September 30,2004; provided, however, that a Party may not terminate this Agreement under this Section 9.1(d) if the failure of the Closing Date to so occur results or arises from such Party’s breach of any of its any of its representations, warranties, covenants, obligations or duties hereunder or any other default by such Party or its Affiliate hereunder.

9.2 Effect Of Termination. In the event that this Agreement shall be terminated pursuant to this Article IX, all further obligations of the Parties under this Agreement (other than Sections 6.1(c), 6.1(d), 9.3 and 10.6 shall be terminated without further liability of any Party to the other, provided that nothing herein shall relieve any Party from liability for its breach of this Agreement.

9.3 Liquidated Damages Payable To Purchaser.

(a) Seller Determines Not To Close Transaction After Date Hereof But Before Pricing Date. In light of the significant resources that Purchaser has and will have expended in pursuing the Transactions, if (prior to the determination of the Sales Value) Seller or Seller Parent: (i) fails to satisfy one or more closing conditions herein and the Transactions are not consummated; or (ii) determines not to consummate the Transactions for any reason, Seller and Seller Parent shall be jointly and severally liable to Purchaser in the amount of $50,000.00. The Seller or Seller Parent shall pay such amount to Purchaser within three (3) Business Days after the day on which Purchaser is notified of such intent not to close (the “Notification Date”).

(b) Seller Determines Not To Close Transaction After Pricing Date. If the Transaction fails to close for any of the reasons described in Section 9.3(a) after the Parties have determined the Sales Value, Seller and Seller Parent shall be jointly and severally liable to Purchaser, and must pay Purchaser an amount equal to $50,000 plus (Sales Value as of the Notification Date minus Sales Value as of the Pricing Date). The Seller or Seller Parent shall pay such amount to Purchaser within three (3) Business Days after the Notification Date.

(c) Funding Delays. The liquidated damages provisions of this Section 9.3 shall not apply if the closing of the Transaction is delayed by reason of Seller’s failure to fund the Consideration through Securitization; provided that such liquidated damages provisions shall apply if such failure to fund prevents the Transaction from closing by September 30, 2004.

9.4 Liquidated Damages Payable To Seller. In light of the significant resources that Seller has and will have expended in pursuing the Transactions, if Purchaser: (i)

fails to satisfy one or more closing conditions herein and the Transactions are not consummated; or (ii) determines not to consummate the Transactions for any reason other than receipt of required Consents and approvals from Regulatory Authorities, Purchaser shall be liable to Seller in the amount of $50,000. The Purchaser shall pay such amount to Seller within three (3) Business Days after the day on which Seller is notified of such intent not to close.

ARTICLE X

MISCELLANEOUS

10.1 Survival Of Representations And Warranties. Each Party’s representations and warranties herein or in any certificate or other instrument delivered pursuant to this Agreement and the Parties’ obligations set forth in Article VIII shall survive the Closing Date for a period of five (5) years.

10.2 Notices. All notices and other communications hereunder by Purchaser, on the one hand, or Seller or Seller Parent, on the other hand, shall be in writing to the other Party and shall be deemed to have been duly given when delivered in person, by an overnight courier service with receipt requested, sent via telecopy transmission with receipt requested or when posted by the United States registered or certified mail, with postage prepaid, addressed as follows:

If to Seller:

Pan American Bank, FSB

3990 Westerly Place, Suite 200

Newport Beach, California 92660

Attention:  Garland Koch

                  Chief Financial Officer

                  (949) 224-1910 (Facsimile)

With a Copy To:

Manatt, Phelps & Phillips, LLP

11355 W. Olympic Blvd.

Los Angeles, California 90064

Attention:  Shannon A. Kelley

                  (310) 312-4224 (Facsimile)

If to Seller Parent:

United Pan Am Financial Corp.

3990 Westerly Place, Suite 200

Newport Beach, California 92660

Attention:  Garland Koch

                  Chief Financial Officer

                  (949) 224-1910 (Facsimile)

With a Copy To:

Manatt, Phelps & Phillips, LLP

11355 W. Olympic Blvd.

Los Angeles, California 90064

Attention:  Shannon A. Kelley

                  (310) 312-4224 (Facsimile)

If to Purchaser:

EverBank

8100 Nations Way

Jacksonville, Florida 32256

Attention:  Jeffrey L. Smiley

                  Senior Vice President

                  (904) 281-6061 (Facsimile)

With A Copy To:

EverBank

8100 Nations Way

Jacksonville, Florida 32256

Attention:  Thomas A. Hajda

                  General Counsel

                  (904) 281-6443 (Facsimile)

or to such other addresses as a Party may from time to time designate by notice as provided herein, except that notices of change of address shall be effective only upon actual receipt.

10.3 Assignment. The rights of any Party under this Agreement shall not be assigned, transferred or delegated by such Party without the prior written approval of the other Parties.

10.4 Prior Agreement. This Agreement, together with the exhibits and schedules hereto, constitutes the entire agreement among the Parties and supersedes any other agreement, whether written or oral, that may have been made or entered into by Seller and Seller Parent, on the one hand, and Purchaser on the other hand (or by any officer or officers of any of such Parties) relating to the matters contemplated hereby. This Agreement does not supersede any separate document that specifically refers to this Agreement and indicates it is not superseded hereby.

10.5 Amendments And Waivers. This Agreement may be amended, modified, superseded or canceled, and any of the terms, representations, warranties or covenants hereof may be waived, only by written instrument executed by each of the Parties or, in the case of a waiver, by the Party waiving compliance. In the course of the planning and coordination of this Agreement, written documents have been exchanged among the Parties. Such written documents shall not be deemed to amend or supplement this Agreement. The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any Party of any condition or of any breach of any term, representation, warranty or covenant under this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any other condition or of any breach of any such condition of breach or waiver of any other condition or of any breach of any other term, representation, warranty or covenant under this Agreement.

10.6 Expenses. Except as the Parties may otherwise agree with respect to any required regulatory filings, the Parties shall each bear their own legal, accounting and other costs in connection with the Transaction, including Taxes, if any, which are imposed upon a Party attributable to such Party’s activities hereunder, except as otherwise specified in this Agreement.

10.7 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

10.8 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the internal laws of the State of Florida, without regard to principles of conflict of laws.

10.9. Construction. For purposes of this Agreement, unless the context otherwise clearly indicates: (a) words used in the singular include the plural and words used in the plural include the singular; (b) the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of this Agreement (or such certificate or document); (c) references to any Article, Section, Schedule or Exhibit are references to Articles, Sections, Schedules and Exhibits in or to this Agreement (or the certificate or other document in which the reference is made), and references to any paragraph, Section, clause or other subdivisions within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (d) the term “including” shall mean “including without limitation”; (e) references to any law or regulation refer to that law or regulation as amended from time to time and include any successor law or regulation; (f) references to any Person include that Person’s successors and assigns; and (g) references to any agreement refer to that agreement as amended, supplemented or otherwise modified from time to time. The Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

10.10 Severability. If any provision of this Agreement or portion thereof is held invalid, illegal, void or unenforceable by reason of any rule of law, administrative or judicial provision or public policy, such provision shall be ineffective only to the extent invalid, illegal, void or unenforceable, and the remainder of such provision and all other provisions of this Agreement shall nevertheless remain in full force and effect.

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Signatures On Next Page

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IN WITNESS WHEREOF, Seller, Seller Parent and Purchaser have caused this Agreement to be duly executed as of the date first above written.

PAN AMERICAN BANK, FSB
As Seller

By:	/s/ Ray Thousand
Signature

Ray Thousand
Print Name

President and Chief Executive Officer
Title

UNITED PANAM FINANCIAL CORP
As Seller Parent

By:	/s/ Ray Thousand
Signature

Ray Thousand
Print Name

President and Chief Executive Officer
Title

EVERBANK
As Purchaser

By:	/s/ Jeffrey L. Smiley
Signature

Jeffrey L. Smiley
Print Name

Senior Vice President
Title